EXHIBIT 99.1

N E W S    R E L EA S E

Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212) 720-4254

FOOT LOCKER, INC. REPORTS SECOND QUARTER RESULTS

  Second Quarter Net Loss is $0.12 Per Share
  Second Quarter Sales Decreased 1.5 Percent
  Second Quarter Comparable-Store Sales Decreased 7.3 Percent
  Cash Position, Net of Debt, Increased $86 Million
  Merchandise Inventory Decreased 1.6 Percent

NEW YORK, NY, August 22, 2007 — Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended August 4, 2007.

Second Quarter Results
The Company reported a net loss of $18 million, or $0.12 per share, for the second quarter ended August 4, 2007 compared to net income of $14 million, or $0.09 per share, last year. Second quarter sales decreased 1.5 percent, to $1,283 million this year compared with sales of $1,303 million for the corresponding prior year period. Second quarter comparable-store sales decreased 7.3 percent.

“Our second quarter results reflected lower than expected sales and the impact of a strategic decision to significantly accelerate the clearance of slow-selling merchandise inventory in our U.S. stores,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “This inventory clearance strategy resulted in markdowns increasing in our U.S. stores by $50 million, at cost, or $0.20 per share, versus the second quarter of last year. As a result, we are now better positioned to offer more exciting and compelling products for the fall season. At the same time, the division profit of our international stores increased approximately 20 percent from the same period last year, (excluding the $17 million pre-tax charge recorded in 2006 to write down long-lived assets pursuant to SFAS 144).”

Year-to-Date Results
For the first six months of the year, the Company reported a net loss of $1 million, or $0.01 per share, compared with net income of $73 million, or $0.47 per share, last year. Year-to-date sales decreased 2.6 percent to $2,599 million compared with sales of $2,668 million last year. Comparable-store sales decreased 6.2 percent.

Financial Position
At the end of the second quarter, the Company’s cash and short-term investments totaled $363 million. The Company’s cash position, net of debt, increased by $86 million from the same time last year. During the second quarter, the Company repurchased 1.1 million shares of its common stock for $24 million. For the first six months of the year, the Company repurchased 2.3 million shares for $50 million.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

The Company’s merchandise inventory at the end of the second quarter was 1.6 percent lower than at the end of the second quarter last year. Stated in constant currency dollars, the Company’s merchandise inventory decreased 3.2 percent versus last year. Merchandise inventory in the Company’s U.S. stores was approximately 4 percent lower than last year, with goods older than 12 months reduced from last year by approximately 40 percent. At the Company’s international stores, merchandise inventory was essentially flat with last year.

Store Base Update
During the first six months of the year, the Company opened 78 new stores, remodeled/relocated 129 stores and closed 115 stores. At August 4, 2007, the Company operated 3,905 stores in 20 countries in North America, Europe and Australia. In addition, seven franchised stores were operating in the Middle East. During the first week of the third quarter, the Company converted its Footquarters stores to Foot Locker and Champs Sports outlet stores.

During the next six months of 2007, the Company currently expects to open approximately 40 stores and, as previously announced, close 135 to 150 unproductive stores. Approximately 90 of the estimated store closings are expected to occur at or near their normal lease expiration and have minimal or no expense impact to the Company. Depending on the outcome of landlord negotiations, 50 to 60 of the stores are expected to close prior to normal lease expiration. The cash costs associated with closing these 135 to 150 stores are expected to be essentially offset by the cash benefits of the working capital reduction.

Mr. Serra continued, “Given the uncertainty of several factors that may affect our financial results, we are not providing a financial forecast for the balance of the year at this time. These uncertainties include the current challenging athletic retail environment in the U.S. and incremental costs associated with the closing of the additional stores. In addition, we will continue to assess the impact of the recent merchandise initiatives on the financial results of our domestic businesses during the fall 2007 season. This assessment may include an analysis of the recoverability of store long-lived assets pursuant to SFAS 144 that may result in a non-cash impairment charge.”

The Company is hosting a live conference call at 10:00 a.m. (ET) on Thursday, August 23, 2007 to discuss these results. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Friday, September 7, 2007.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended August 4, 2007 and July 29, 2006
(In millions, except per share amounts)

	Second	Second
	Quarter	Quarter
	2007	2006
Sales	$1,283	$1,303

Cost of sales	981	942
Selling, general and administrative expenses	286	273
Depreciation and amortization	44	44
Impairment charge	--	17
Interest expense, net	--	1
Other expense	1	1
	1,312	1,278
Income (loss) before income taxes	(29)	25
Income tax expense (benefit)	(11)	11
Net income (loss)	$(18)	$14

Diluted EPS:
Net income (loss)	$(0.12)	$0.09

Weighted-average diluted shares outstanding	154.0	156.7

	Year-To-Date	Year-To-Date
	2007	2006
Sales	$2,599	$2,668

Cost of sales	1,937	1,888
Selling, general and administrative expenses	576	556
Depreciation and amortization	87	87
Impairment charge	--	17
Interest expense, net	--	2
Other expense	1	1
	2,601	2,551
Income (loss) before income taxes and cumulative effect of	(2)	117
accounting change
Income tax expense (benefit)	(1)	45
Income (loss) before cumulative effect of accounting change	(1)	72
Cumulative effect of accounting change, net of income tax	--	1
Net income (loss)	$(1)	$73

Diluted EPS:
Income (loss) before cumulative effect of accounting change	$(0.01)	$0.46
Cumulative effect of accounting change	--	0.01
Net income (loss)	$(0.01)	$0.47

Weighted-average diluted shares outstanding	154.4	156.7

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	August 4,	July 29,
	2007	2006
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$363	$318
Merchandise inventories	1,452	1,476
Other current assets	290	191
	2,105	1,985

Property and equipment, net	648	667
Deferred tax assets	134	214
Other assets	453	470
	$3,340	$3,336

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$368	$441
Accrued and other liabilities	254	237
Current portion of long-term debt and obligations
under capital leases	14	22
	636	700

Long-term debt and obligations under capital leases	216	249
Other liabilities	245	307
SHAREHOLDERS’ EQUITY	2,243	2,080
	$3,340	$3,336

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FOOT LOCKER, INC.
Store and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	August 4,	July 29,	July 30,
	2007	2006	2005
Foot Locker U.S.
Number of stores	1,321	1,363	1,400
Gross square footage	5,344	5,501	5,690
Selling square footage	3,162	3,241	3,337

Footaction
Number of stores	373	365	358
Gross square footage	1,735	1,721	1,705
Selling square footage	1,066	1,063	1,060

Lady Foot Locker
Number of stores	546	550	554
Gross square footage	1,217	1,229	1,239
Selling square footage	689	693	693

Kids Foot Locker
Number of stores	331	325	333
Gross square footage	801	789	804
Selling square footage	476	470	479

Champs Sports
Number of stores	575	559	563
Gross square footage	3,127	3,063	3,105
Selling square footage	2,123	2,105	2,137

Footquarters
Number of stores	32	--	--
Gross square footage	188	--	--
Selling square footage	169	--	--

Foot Locker International
Number of stores	727	732	718
Gross square footage	2,108	2,099	2,057
Selling square footage	1,080	1,093	1,091

Total Stores Operated
Number of stores	3,905	3,894	3,926
Gross square footage	14,520	14,402	14,600
Selling square footage	8,765	8,665	8,797

Total Franchised Stores
Number of stores	7	--	--
Gross square footage	20	--	--
Selling square footage	14	--	--

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